Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

REVANCE THERAPEUTICS, INC.

(Name of Subject Company (issuer))

REBA MERGER SUB, INC.

(Offeror)

a wholly-owned subsidiary of

CROWN LABORATORIES, INC.

(Parent of Offeror)

CROWN HOLDINGS INTERCO LLC

(Other)

CROWN LABORATORIES HOLDINGS, INC.

(Other)

(Names of Filing Persons (identifying status as offeror, issuer or other person))

Table 1-Transaction Valuation

	Transaction Valuation*	Fee rate	Amount of Filing Fee**

Fees to Be Paid	$393,610,861.10	0.0001531	$60,261.82

Fees Previously Paid			$51,178.35

Total Transaction Valuation	$393,610,861.10

Total Fees Due for Filing			$60,261.82

Total Fees Previously Paid			$51,178.35

Total Fee Offsets			$51,178.35

Net Fee Due			$9,083.47

*

Estimated solely for purposes of calculating the amount of the filing fee only. The transaction valuation was calculated by adding (a) the product of (i) $3.65, the purchase price per share (the “Offer Price”) of Revance Therapeutics, Inc. (“REBA”) common stock, par value $0.001 per share (each such share, a “Share”), net to the stockholder in cash, without interest and less any applicable tax withholding, and (ii) 104,944,165 Shares issued and outstanding, (b) the product of (i) 70,100 Shares issuable pursuant to outstanding options with an exercise price less than the Offer Price and (ii) $1.84, the difference between the Offer Price and $1.81, the weighted average exercise price for such options, (c) the product of (i) 2,700,809 Shares issuable pursuant to outstanding restricted stock units and (ii) the Offer Price, and (d) the product of (i) 158,280 restricted stock awards with respect to Shares and (ii) the Offer Price. The calculation of the filing fee is based on information provided by REBA as of November 29, 2024.

**

The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory for Fiscal Year 2025, issued August 20, 2024 and effective on October 1, 2024, by multiplying the transaction value by 0.00015310.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		SC TO-T	005-88023	December 12, 2024		$51,178.35

Fee Offset Sources	REBA Merger Sub, Inc. Crown Laboratories, Inc. Crown Holdings Interco LLC Crown Laboratories Holdings, Inc.	SC TO-T	005-88023		December 12, 2024		$51,178.35